Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-165579 on Form S-3 of our report dated February 24, 2012, relating to the consolidated financial statements and the related financial statement schedules, and the effectiveness of internal control over financial reporting of Northeast Utilities and subsidiaries appearing in the Annual Report on Form 10-K of Northeast Utilities for the year ended December 31, 2011.

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement Nos. 333-165579-01, 333-165579-02, and 333-165579-03 of our reports dated February 24, 2012, relating to the consolidated financial statements and the related consolidated financial statement schedules, and the effectiveness of internal control over financial reporting of The Connecticut Light and Power Company and subsidiaries, Public Service Company of New Hampshire and subsidiaries, and Western Massachusetts Electric Company and subsidiary appearing in the Annual Reports on Form 10-K of The Connecticut Light and Power Company, Public Service Company of New Hampshire, and Western Massachusetts Electric Company, respectively, for the year ended December 31, 2011.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

October 9, 2012